Exhibit 99.2

MEMRY CORPORATION	Transcript
February 9, 2007

Memry Corporation

Second Quarter Financial Results

February 9, 2007

PARTICIPANTS

Robert Belcher, Chief Executive Officer

Dean Tulumaris, President and Chief Operating Officer

Rick Sowerby, Chief Financial Officer

Phillippe Poncet, Vice President of Business Development

Robert P. Belcher, CEO:

Good morning. Welcome to our second fiscal quarter 2007 earnings conference call. This is Bob Belcher, chief executive officer of Memry Corp. I am joined this morning by Dean Tulumaris, president and chief operating officer; Rick Sowerby, Memry’s chief financial officer; and Philippe Poncet, our vice president of business development.

Before we begin, I need to inform you that this morning’s discussion contains forward looking statements that involve known and unknown risks, uncertainties, or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I want to request that those who would like to ask questions at the conclusion of my prepared remarks ask no more than two questions at a time, so that others have a chance to ask questions. For any reporters who may be on the call, we would ask that you refrain from addressing questions to us during the call.

For the second fiscal quarter ended December 31, 2006, Memry reported revenues of $12,506,000, compared with $12,649,000 in the comparable quarter a year earlier. We had a net loss of ($280,000) for the quarter or ($0.01) per diluted share, compared with a net loss of ($236,000), or ($0.01) per diluted share in the same period last year. Last year’s result included separation charges of $1,130,000.

For the first six months of fiscal year 2007, revenues were up 4% to $26,336,000 from $25,316,000 in the first six months of fiscal year 2006. Net income increased $470,000 to $735,000 or $0.02 per diluted share compared with $265,000 or $0.01 per share in the first six months of fiscal 2006.

For the quarter, gross profit was $3.43 million compared with $4.96 million a year earlier. This reflected lower gross profits for both our Nitinol and polymer operations. Revenue from Nitinol products was $8.3 million, down about $500,000 from a year earlier. This was the result of decreases in shipments of superelastic tubing and tube-based stent components driven by pricing and competitive issues. The unfavorable Nitinol gross margin percent was the direct result of a combination of unfavorable volume and product mix.

Increased shipments of catheter products to several customers helped produce a 7.8% improvement in polymer division revenues even though we continued to be adversely affected by inventory adjustments from a major customer. Our polymer business, which has a higher gross margin than our Nitinol business, accounted for 34% of total revenues in the quarter, up from 31% of total revenues for the same period a year earlier. The lower margins in the polymer segment were primarily the result of changes in product mix and the continuing investment we are making to grow the higher margin polymer part of our business.

Memry generated positive, although lower, cash flows this quarter. Net cash from operating activities was $1,400,000, down from $1,507,000 a year ago. Net debt (total debt, less cash) was $235,000 as of December 31, 2006, a reduction from $3,026,000 at June 30, 2006. Adjusted EBITDA as a percentage of revenue dropped to 8.6% from 16.2% in second fiscal quarter of 2006. The Adjusted EBITDA performance indicates our sensitivity to short term sales volume in our highly engineered Nitinol products segment.

As we said in our previous conference calls, we have been anticipating a decline in overall Nitinol stent component revenues. Frankly, this quarter was more difficult than we originally anticipated. We have experienced customer order cutbacks and the cancellation of some products that were phased out by the customer. We have lost market share with our largest customer, who has moved to develop an additional source of tube-based stent components. In addition, we had six programs where we anticipated product ramp-ups that were delayed anywhere from three to nine months. These programs were delayed primarily because of changes in our customer’s schedule related to issues of product validation, process validation, product redesign and related reasons. Despite the current difficulties, we believe that our longer term outlook is positive, because we expect these programs to eventually yield positive results. We have also shown good results in recent quarters in our efforts to increase revenue from our product development and R&D activities. Even so, our Nitinol operations are likely to continue to experience revenue and margin declines in the next few quarters versus last years performance.

Our polymer business is healthy. However, as we said on the last call, growth in fiscal year 2007 is being impacted by inventory adjustments from one of our customers. In addition, near term profitability of the polymer segment is affected by our ongoing investment in the manufacturing operations, but we are making these investments to capitalize on numerous prospects we see in this market and because they will enable us to continue to grow this excellent business. This is an area where we see highly promising opportunity.

At the corporate level, SG&A expenses are being negatively affected by costs associated with ongoing professional fees and litigation expenses.

So what is the outlook? As you know, we don’t make specific forecasts. But it is safe to say our Nitinol business is going to be under pressure for the next several quarters even as applications for shape memory alloys continue to grow. We have no intention of letting this business slip away from us. Our Nitinol division produces healthy cash flow and we have been taking actions to turn this back into a growth business. We have restructured our sales force and added a new salesperson to focus on the medical device companies in the Midwest. We have put into place multiple programs to reduce product cost and improve yields. To help with product development, we have expanded our engineering team and are validating new laser technology and electro-polishing capabilities. And the opportunities are there, as we mentioned in our last conference call. At a recent transcatheter conference, there were over 70 products on display using a shape memory alloy as an enabling component of the device. But there are long lead times to produce and validate new products. So one of the ways we can stabilize and grow revenues is by assisting our customers through the validation process on new projects as they transition into commercial production. And as noted above, there are many of these new initiatives that we hope will provide new revenue and growth opportunities in fiscal year 2008.

The outlook for our polymer business is positive. As I mentioned earlier, we are investing in this business and we are constantly looking for strategic ways to grow it. We are developing programs that enable us to leverage both our polymer and shape memory technologies into single products for the medical device industry. We are expanding our secondary processing capabilities. And we continue to be in active discussions in which we are exploring new acquisition opportunities.

This is not an easy time for us. But I know that we have both the financial and technical resources as well the engineering, manufacturing and business talent to produce better results in the longer term future.

Now we will be pleased to take your questions.

<Q>: Good morning. Why did your investments in the polymer segment affect your current operations? Aren’t those being capitalized?

Robert Belcher, Chief Executive Officer

On the equipment facilities portion of it, that’s definitely true. But a lot of this investment is in the form of people and related matters. Dean?

Dean Tulumaris, President and Chief Operating Officer

This is Dean Tulumaris. One of the things we’re doing to grow the polymer business is to invest in our technical capabilities, and this has resulted in the addition of several new polymer engineers to help us grow the business with new capabilities and new techniques and make improvements in our processes in the polymer business.

To Bob’s point on the new equipment - yes, that will be capitalized, but the addition of all this new technical assistance that we have been putting in place for the last year or so at Putnam Plastics is part of our everyday operating expense.

<Q>: You said ‘the last year,’ so presumably this has been ongoing for some time so that we might be getting close to seeing some returns from these investments, then?

Dean Tulumaris, President and Chief Operating Officer

Yes.

Robert Belcher, Chief Executive Officer

Yes, the polymer business now versus when we purchased the business several years ago is much larger already, so those investments have paid off for us. And we expect to continue investing, actually, and continue growing that business.

<Q>: Okay. And the second question, if I could — you mentioned six programs are ramping up. Do we expect significant revenues from these programs, or are these just smaller ones or larger ones, or what?

Dean Tulumaris, President and Chief Operating Officer

Yes, we anticipate these will be significant, but then you never know with the customer validation and the trends with the customers and the marketplace. So they are, as we look at them right now, very healthy programs. But then again, sometimes they either get delayed or — their launch programs get cut back, depending upon how they go through validation and how the market accepts them.

They have significant potential. They’ll all ramp up. So they start at a lower level and then they grow. And I’m looking at them here, and I think they all have nice revenue potential for us.

<Q>: Are these with new or existing customers?

Dean Tulumaris, President and Chief Operating Officer

Both.

<Q>: Good luck on your future endeavors.

Dean Tulumaris, President and Chief Operating Officer

Thank you.

<Q>: Good morning, Bob, and everyone else. I also have a couple of questions.

First of all, I wanted to just be sure I understand the anticipated revenue trend going forward. I think you said with regard to Nitinol, you expect weakness to continue for several quarters, so that suggests into the next fiscal year - into the first half of the next fiscal year. Am I interpreting that correctly?

Robert Belcher, Chief Executive Officer

Without getting more specific than I’m able to, I think we’re looking at two or three quarters of depressed Nitinol revenue. That’s of course looking primarily versus last year, which is the comparison that’s normally made.

These programs we just talked about, we see kicking in the six to nine -month time frame now. And at that point we expect we would see revenues start to ramp up again. That’s about the best we can say at the moment.

<Q>: Okay, and also on the Nitinol segment, you’ve talked recently about one of your customers developing a second source. When do you begin to cycle that? When did that process begin with your customer?

Robert Belcher, Chief Executive Officer

That’s a good question. Probably in the next three to six months. I don’t remember the exact date but that’s been going on for a couple of quarters.

<Q>: Okay. And then my second question is sort of more of the same but about the polymer division. Obviously they had solid revenue growth in the quarter. But you have talked about an inventory adjustment by a customer that has affected that business. So when would we see that pressure begin to ease? When do you begin to cycle that?

Robert Belcher, Chief Executive Officer

That’s further out. That’s a more recent development, so that particular comparison versus that customer is only about nine months off. There are other business opportunities however, and we also anticipate that at some level that customer’s business will start to improve again.

<Q>: Okay. All right, great. Thank you very much.

Robert Belcher, Chief Executive Officer

Thank you.

<Q>: Good afternoon, guys, how are you?

Robert Belcher, Chief Executive Officer

Good afternoon.

<Q>: A couple of different questions. On the Nitinol business side, who today is getting the growth in new revenues? Because the overall segment, I believe, from your overview, has got some growth, but we’re clearly not seeing it.

Robert Belcher, Chief Executive Officer

Well, in the Nitinol business — as the industry has expanded the last three or four years,

it’s attracted new competitors, and it’s also caused large medical device companies to invest in their own Nitinol operations. So some growth may be going to some of these new competitors. Some of it is going inside some of the medical device companies. I couldn’t tell you in the short term exactly who is getting what piece of it. Some of it is going to people who operate in just a portion of the value chain. We have actually pulled business away from those people generally, and one of our strategies is to try to capture business that involves more than just semi- finished Nitinol material. That’s not a perfect answer for your question, but I’m not sure any of us know the perfect answer to it.

<Q>: Maybe another way to approach that question is a little bit better understanding of the strategy you’re employing to turn the business around and reinvigorate growth. You’ve talked a little about that. But maybe you can comment some of the things you think can change the dynamic that you’ve been experiencing.

Robert Belcher, Chief Executive Officer

Okay. In general, what we’re trying to do is go after higher value-added opportunities, and that means either strict components that have value-added steps — it may be combining a polymer and Nitinol tubing, or it may mean doing some assembly in the operation. Basically providing a service that many smaller or more focused firms cannot do.

Another part of the strategy is to increase our presence in the marketplace so we’re aware of more opportunities. Over the last several years we’ve added and continue to add feet on the street, so to speak. We have two people going to a heart conference next week. The rest of the executive team will be out at a major show in Anaheim. And what we found over the last year and a half to two years is that we really didn’t address all the opportunities that were there.

The reality, in the metal side of the business, is even as we’ve grown the pipeline, it just takes a while for those to play out. Dean, why don’t you comment a little bit more on this.

Dean Tulumaris, President and Chief Operating Officer

Sure. This is Dean Tulumaris again. One of the things we’ve done is we’ve restructured our sales force going forward. We’ve added another sales individual in Minnesota to cover the Minnesota area and really focus on the medical segment that we have there.

A few other things that we’ve done - we’ve become proactive in our marketing and in our research. So we’re looking for new applications, working with major companies and start-ups on several applications, further and earlier in their development stream rather than later in the development stream.

We’ve also taken a very aggressive approach in showing our customers and presenting to them a technical presentation that shows all of our polymer and our Nitinol capabilities as well as the value we can add for them and how we can help them in the development, in the operation, and in the supply chain management of their products.

Internally, we’re improving capabilities, like improving our tubing and our yield. We’re looking at more thin- wall capability in our tubing. We’re looking at laser cutting. We’ve also taken an aggressive approach over the last year in improving, upgrading, and adding to our secondary operations and the value-added operations. So our customers can come to us for the supply chain also.

Robert Belcher, Chief Executive Officer

Why don’t you comment a little bit on just kind of the backlog of opportunities you’re looking at.

Dean Tulumaris, President and Chief Operating Officer

Right. When we looked at backlogs of opportunities this year, year and half ago and kept track of this, we had about 12 opportunities. Right now there’s 8 of them that are really getting ready to launch right now. Presently, we have close to 24 to 26 opportunities that will be moving forward. And what we are trying to do is build a sustainable long-term backlog of opportunities within the value chain and our product development cycle because it takes two to three years to get these launched through the cycle.

So what we’re looking at right now is we’ve got everything pretty much set for 2007 and 2008, and although we will not stop looking for 2008, we’re building on 2009 and 2010 on these opportunities as we move forward.

One of the key indicators for us is that when we look at our engineering development work and our new prototypes— what we’re doing for developmental work and engineering work in our programs and business, we’re seeing a nice double-digit growth for the last two years in that engineering work - which tells us what we’re doing is right. It just takes some time to get it through to launch and through the validation process as we move forward.

<Q>: That’s helpful. I appreciate it. One more question and I’ll get back in the queue. A different subject, which is can you provide us a little bit better update and background on the acquisition efforts that you’ve been continually working on? What’s the pipeline look like there? What’s the environment? Clearly it’s not easy - you’ve been trying for a while. But it would be helpful to understand where that is because that’s a key component of what you’re up to.

Robert Belcher, Chief Executive Officer

We are continuing in the effort. The dilemma is that other than telling you that we’re continuing in the effort, we can’t really get any more specific. The effort is consistent both in uncovering and introducing ourselves to new firms that we haven’t previously met, and also having some more discussions with people we’ve been speaking to for some period of time. So the effort is ongoing, and certainly we would provide additional information when we get to the point we can do that. You know, we’re very careful because for small companies, a good acquisition is very valuable, and a bad one is a big problem. So we’re just being very cautious.

<Q>: Is the — for lack of a better word - is the supply of opportunities to review and the interest level of the sellers and the competitive dynamic of the bidders, better, worse or the same as it’s been over the last 12 months?

Robert Belcher, Chief Executive Officer

It’s very similar. I mean, as I’ve talked before on these conference calls, most of our business development effort is oriented toward opportunities we uncover and basically knock on their door and ask if they would like to talk.

Therefore, you’re going to have a whole lot of these firms that aren’t interested in selling. But if you do enter discussions with them, you’re likely not in a bidding situation because you just introduced yourself. We screen these before we even knock on their door, so I would say the level is fairly similar to what we’ve had over the last year. And it’s just an ongoing activity.

<Q>: Okay, thanks.

Robert Belcher, Chief Executive Officer

Thank you.

<Q>: Hi. I wanted to ask a little bit about the margin outlook going forward. When do you expect the margin pressure to begin to ease? Will volume be the main factor there that will help you, or are there other things going on that could start to reduce the pressure sooner than when the volume comes back?

Robert Belcher, Chief Executive Officer

Clearly, the most important factor is revenue, or volume as you call it. So margins will improve when our revenues improve. The other determinant factor is basically product mix. We definitely have certain product and product lines that are higher margin than others. One product line that in recent periods has not done as well is semi- finished tube. Some of these programs we’re talking about, that are in queue, include some semi-finished tube programs. And as they launch, that also would tend to help margins. So it’s a combination of mix and just absolute volume. And margin is going to improve as those improve.

<Q>: Okay. Thanks.

<Q>: Just to follow up on that last question, can you comment on pricing in our market when you’re talking about margin?

Robert Belcher, Chief Executive Officer

Sure. Pricing is very competitive on certain commodity products. Almost all wire-based straight wire products, such as antenna wire, which we used to sell, is quite competitive now. Very simple Nitinol tube is very competitive. As you move up the value chain to more difficult tube, and starting to create stents and other medical device components, it gets less competitive.

With mature products, which have been around for three or four years, holding on to that business is more competitive. Where you get nicer margins is on, as we said, difficult tube products and some of the newer opportunities we’re working on that are less competitive because you’re working with a single device company early on in the process.

<Q>: But over time are you seeing prices decline, and —

Robert Belcher, Chief Executive Officer

The general trend in any existing product is going to be to decline, because when it’s initially developed it may carry healthy margin, but over a period of time as other people perhaps can make it, your customer decides they’ll put that product out for bid. You fight against that by continually introducing and working with customers on new products and new capabilities. There are certain things that we do that competitors can’t do. So you’re going to enjoy much higher margin on those types of opportunities.

<Q>: Thanks.

Robert Belcher, Chief Executive Officer

Thank you.

<Q>: Bob, can you give a similar kind of perspective in terms of drivers of revenue growth and pricing/margin on the polymer business as you just did on the Nitinol business so we can complete that picture?

Robert Belcher, Chief Executive Officer

You know, the polymer business is quite different in the sense that, first of all, a large portion of the business of Putnam is prototyping, where they take particularly challenging opportunities and work with the customer over a period of time to develop prototypes. Some percentage of those will turn into commercial production opportunities, but there’s a large healthy portion of their business that is always prototyping, and prototyping is a very healthy- margin business. To the extent that you find certain opportunities you want to go into full production with, you often will decide to accept a lower margin in return for a commercial production project. So that’s been the model they’ve had there for some time, and it’s a good model and it continues to work.

As far as the trends, it somewhat depends on what mix you want to accept of that kind of opportunities. Depends upon the competitive landscape and how aggressive you get in pursuing new business.

Also, the cycle is so much shorter there, at least on the development side since very little of their product is ever implanted, where a whole lot of Nitinol products are implanted and go through long approval cycles. The whole bidding and business acquisition process is much quicker in the plastics side.

<Q>: As we look out over the next 12 to 18 months, is that where we should be looking for the driver of EBITDA growth and value creation in the company? And if so, is that where you’re deploying more resources?

Robert Belcher, Chief Executive Officer

Well, I think there are growth opportunities in both sides of the business. We are investing in both sides of the business. Most of the business development activity is oriented toward the polymer side. And there are specific opportunities in the technology and processing categories for Putnam that we’re pursuing as far as investing in growth. But they’re there on the metal side as well. The timeline to commercialization is much longer.

<Q>: Okay, thank you.

Robert Belcher, Chief Executive Officer

Thank you.

Thank you, Operator, and thank the rest of you. We look forward to speaking with you again, at the end of our third quarter, sometime in the beginning of May. Thank you very much.